KPMG LLP 1601 Market Street Philadelphia, PA 19103-2499

September 2, 2021

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for PENN Capital Funds Trust and, under the date of August 28, 2020, we reported on the financial statements of PENN Capital Funds Trust as of and for the years ended June 30, 2020 and 2019. On June 24, 2021, our appointment as independent public accountant was terminated.

We have read the statements made by PENN Capital Funds Trust included under Item 13(a)(4) of Form N-CSR dated September 2, 2021, and we agree with such statements.

Very truly yours,

Attachment